Exhibit 5.1

Revelyst, Inc.
P.O. Box 1411
Providence, RI 02901

November 29, 2024

Ladies and Gentlemen:

I am the General Counsel of Revelyst, Inc., a Delaware Corporation (the “Company”), and have acted as counsel to the Company in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of (i) 2,919,444 shares (the “SIP Shares”) of its common stock, par value, $0.01 per share (“Common Stock”), issuable to eligible participants of the Company and its subsidiaries pursuant to the Revelyst, Inc. Stock Incentive Plan (the “SIP”) and (ii) 1,000,000 shares (the “ESPP Shares” and, together with the SIP Shares, the “Shares”) of its Common Stock issuable to eligible participants of the Company and its subsidiaries under the Revelyst, Inc. Employee Stock Purchase Plan (the “ESPP” and, together with the SIP, the “Equity Plans”), pursuant to a registration statement on Form S-8 (the “Registration Statement”) to which this opinion is being filed as an exhibit.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In that connection, I have examined (a) the Amended and Restated Certificate of Incorporation of the Company, (b) the Amended and Restated Bylaws of the Company, (c) the Equity Plans, (d) the Registration Statement and (e) such other documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. I express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, I am of the opinion that when issued in accordance with the terms of the applicable Equity Plan and the award agreements issued under the applicable Equity Plan, the Shares will be legally issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement. I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to me in Item 5, Interests of Named Experts and Counsel, in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Jung Choi
Jung Choi
General Counsel and Corporate Secretary